EXHIBIT 99.1
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            Lifeway Foods Announces Share Repurchase
            Thursday January 13, 2005

            MORTON GROVE, Ill., Jan. 13 /PRNewswire-FirstCall/ -- Lifeway Foods, Inc. (Nasdaq: LWAY - News) announced today that its board of directors has authorized a stock repurchase program of up to 50,000 shares of the Company's common stock. Under such program, Lifeway Foods may repurchase up to 50,000 shares of the Company's common stock periodically in open market transactions for a period of one year from the date of the first purchase. Shares will be repurchased in accordance with Rule 10b-18 under the Securities Exchange Act of 1934 and other applicable laws, rules and regulations. The Company will use its available cash resources to fund the stock repurchase program.

            Edward Smolyansky, CFO of Lifeway Foods, commented, "I am very pleased that our board of directors has unanimously approved this stock repurchase program. Given the current market conditions and our current cash position, we believe that repurchasing Lifeway stock is a prudent investment which demonstrates our commitment to growth and to enhancing long term shareholder value."

            Lifeway, recently named as Fortune Magazine's 38th Fastest Growing Small Company and 47th on the Forbes 200 Best Small Companies, is a manufacturer of cultured, probiotic and functional food products in the health food industry, and is America's leading supplier of the cultured dairy product known as kefir. The Company markets 12 flavors of kefir, and America's first and only no sugar added, low carb kefir, Slim 6(TM). The Company also participates in the organic and soy markets with Lifeway Organic(TM), Organic Kefir and Kefir Cheese, and America's first soy kefir called SoyTreat(TM). The Company recently added a line of gourmet cream cheeses.

            For more information, contact Lifeway Foods, Inc. at (847) 967-1010 or e-mail at info@lifeway.net and visit http://www.lifeway.net .

            This document includes certain "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive, market and regulatory factors. More information about these factors and their effects on company performance is contained in filings made by Lifeway Foods, Inc. with the U.S. Securities and Exchange Commission including, but not limited to, the annual report on Form 10-K. Information regarding securities filings made by Lifeway Foods, Inc. may be found by visiting the Company's website at http://www.kefir.com or http://www.lifeway.net.